Exhibit 99.5

CONSENT OF Clarence Pui Gae Leung

Lagarosse Holdings Limited (the “Company”) intends to file a Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as an Independent Director Nominee.

Dated: June 30, 2026

/s/ Clarence Pui Gae Leung

Name: Clarence Pui Gae Leung